Exhibit 10.1
AMENDED AND RESTATED SELECTIVE INSURANCE GROUP, INC.
STOCK PURCHASE PLAN FOR INDEPENDENT INSURANCE AGENCIES (2010)
Amended and Restated as of November 1, 2020

1.PURPOSE; GENERAL

The purpose of the Amended and Restated Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (the “Plan”) is to motivate independent insurance agencies that sell products and services for the insurance company subsidiaries of Selective Insurance Group, Inc., a New Jersey corporation (the “Company”), by enabling them to participate in the Company’s long-term growth and success and to help align their success with those interests of the Company’s stockholders.

The Plan allows each Eligible Agency (as defined in Section 2(a) below) and those eligible Principals, Key Employees, and Benefit Plans (each as defined in Section 2(a) below, and collectively referred to as the “Eligible Persons”) designated by the Eligible Agency to purchase shares of the common stock of the Company, par value $2.00 per share (“Common Stock”), at a discount as described below.

Each Eligible Agency, together with its designated Eligible Persons (each such Eligible Agency and its designated Eligible Persons, a “Participant”), may invest up to the applicable Maximum Contribution Amount (as described in the chart below) per calendar quarter under the Plan on certain Purchase Dates (as defined in Section 2(c) below), based upon the amount of total Written Premiums (as defined below) by such Eligible Agency during the previous calendar year with one or more of the Company’s insurance subsidiaries, as follows:

Written Premiums	Maximum Contribution Amounts
Less than $2,000,000	$30,000
$2,000,000 or more but less than $5,000,000	$50,000
$5,000,000 or more	$75,000

“Written Premiums” include all written premiums, less cancellations and returns, recorded by the Company and its insurance subsidiaries, but do not include:
1.Premiums for policies written through pools, associations, or syndicates;
2.Premiums for insurance written in any reinsurance facility, joint underwriting association, or other insurance program required by law;
3.Policyholder dividends, expense fees, surcharges, and other like charges;
4.Premiums from any accident and health, systems breakdown, and flood policies;
5.Premiums for alternative market business, including, but not limited to, retrospectively rated policies and assumed business; and
6.Premiums for policies, coverages, or plans that the Committee (as defined in Section 6 hereof) may exclude from this Plan.

There is a $100 (one hundred dollar) minimum for purchases under the Plan by a Participant per calendar quarter. If a Participant does not purchase $100 (one hundred dollars) per a calendar quarter, any amounts below such minimum will be refunded, without interest, to such Participant by check as soon as administratively possible after the end of the quarter. The Company offers shares of Common Stock under the Plan at a 10% discount from Fair Market Value (as defined below) on the Purchase Date and Participants pay no brokerage commissions or other

Exhibit 10.1
charges on purchases of such shares under the Plan. “Fair Market Value” means the closing selling price for the Common Stock reported on the Nasdaq Global Select Market, or such other exchange on which the Common Stock may be traded, on the applicable Purchase Date.

2.PARTICIPATION IN THE PLAN

(a)Eligibility
Each eligible independent insurance agency that is under contract with any of the insurance subsidiaries of the Company to promote and sell the Company’s subsidiaries’ insurance products, other than such agencies that promote and sell only the Company’s subsidiaries’ flood insurance products (each, an “Eligible Agency”) is eligible to participate in the Plan and to purchase shares of Common Stock under the Plan. Also eligible to purchase shares of Common Stock under the Plan in conjunction with an Eligible Agency are the following Eligible Persons:

•principals, general partners, officers, and stockholders of, and designated by, an Eligible Agency (collectively, “Principals”);
•key employees of an Eligible Agency designated by such Eligible Agency (“Key Employees”); and
•individual retirement plans of Principals and Key Employees, Keogh plans of Principals and Key Employees, and employee benefit plans of, and designated by, an Eligible Agency (collectively, the “Benefit Plans”).

The Committee or its designee shall, in its sole discretion, determine whether any Eligible Agency, or Eligible Person designated by an Eligible Agency, is ineligible to be a Participant in the Plan.

Eligible Agencies and Eligible Persons are under no obligation to participate in the Plan or to purchase shares of Common Stock under the Plan. The Plan is for the benefit only of the Participants. No other persons shall be direct or indirect beneficiaries or participants in the Plan. The Company shall not be obligated with respect to the Plan under any other arrangements between an Eligible Agency and any other person, including, but not limited to, the Eligible Agency’s Principals, Key Employees, and Benefit Plans.

(b)     Enrollment in the Plan
The Company shall send to each Eligible Agency:

▪a copy of the Plan;
▪an enrollment/purchase form;
▪a copy of a prospectus and any prospectus supplements; and
▪a copy of the most recent Annual Report of the Company.

If an Eligible Person wishes to participate in the Plan, the Eligible Agency and each participating Eligible Person must complete and sign the enrollment/purchase form and return the form to the Company at the address contained in Section 2(c) hereof, by email to agentstockplan@selective.com, or by any other means as may from time to time be communicated by Distribution Strategies. Eligible Agencies may obtain additional forms by written or telephonic request to the Company, attention: “Distribution Strategies” at the address contained in Section 2(c) hereof or by calling (973) 948-1990, or via email at agentstockplan@selective.com. In addition, forms are available online in eSelect®, within the “My Agency” tab.

Exhibit 10.1
An Eligible Person shall become a Participant in the Plan only (i) after the Eligible Agency affiliated with such Eligible Person has received a copy of the Plan, a prospectus, any applicable prospectus supplement or supplements, and the most recent Annual Report of the Company, (ii) after the Company has received a properly completed enrollment/purchase form signed by such Eligible Agency and such Eligible Person, and (iii) if such Eligible Person has not been determined to be ineligible to become a Participant in the Plan by the Committee or its designee pursuant to Section 2(a) hereof. By returning a properly completed and signed form to the Company, the Eligible Agency and participating Eligible Person each acknowledge the receipt of the documents described in subsection (i) of the previous sentence.

(c)     Purchasing Shares of Common Stock
Shares may generally be purchased by Participants under the Plan on the first day of March, June, September, and December of each year or the next succeeding business day (each a “Purchase Date” and collectively, the “Purchase Dates”), however, the Company does not guarantee that such days will be Purchase Dates and may designate other dates as Purchase Dates. The Company does not pay any interest on cash payments received under the Plan.

Prior to a Contribution Date (as defined below), the Company shall provide or make available enrollment/purchase forms to each Eligible Agency. Purchases shall be made under the Plan on the next applicable Purchase Date.

Each Participant shall designate the dollar amount to be invested on the next Purchase Date (the “Contribution Amount”) in the appropriate sections of the enrollment/purchase form. Each Participant shall designate (i) the amount, if any, of the Contribution Amount that is to be paid in cash by check and (ii) the amount, if any, of the Contribution Amount that is to be paid by electronic funds transfer through the Automated Clearing House (“ACH”) pursuant to instructions to be provided by the Company upon request.

    The Contribution Amount designation regarding cash or electronic funds shall only remain in effect for the next Purchase Date.

For each Participant, the enrollment/purchase form must include:

•such Participant’s full name and address;
•such Participant’s social security or taxpayer identification number;
•Participant contact information; and
•the amount of cash and/or electronic funds through ACH, if any, to be invested in shares of Common Stock for each Eligible Person for whom purchase instructions are submitted.
In addition, each Participant must sign an enrollment/purchase form certifying to the Company receipt of a copy of the Plan, any prospectus or supplements thereto, and a copy of the most recent Annual Report of the Company. Notwithstanding anything to the contrary herein, enrollment in the Plan for a particular Purchase Date is irrevocable after the applicable Contribution Date (as defined below). The form must be signed by the applicable Eligible Agency and each affiliated Eligible Person listed on the form.

Completed and signed enrollment/purchase forms for participants using cash must be sent to the Company at:
Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
Attention: Distribution Strategies

Exhibit 10.1
Completed and signed enrollment/purchase forms for participants paying with electronic funds through ACH may be emailed to agentstockplan@selective.com or through any other means as may from time to time be communicated by Distribution Strategies. Electronic funds delivered through ACH should be sent pursuant to instructions received from the Company upon request.

Properly completed forms and necessary payments must be received by the Company at least ten (10) business days prior to the applicable Purchase Date (the “Contribution Date”). The Company will perform such necessary ministerial and clerical work regarding the forms as to effect the transaction and promptly forward enrollment/purchase information to the Plan Agent (as defined in Section 2(d) hereof). If necessary payments are not received by the applicable Contribution Date, the purchase may not be effected and any payments received after the Contribution Date may be returned, subject to the discretion of Distribution Strategies.

(d)     Purchased Shares and Participants’ Accounts
The Company shall record the ownership of the shares of Common Stock purchased through the Plan in book-entry form. When a Participant makes his or her first purchase of shares of Common Stock under the Plan, the Company shall establish an account for each such Participant with Equiniti Trust Company d/b/a EQ Shareowner Services, the Company’s transfer agent and registrar (the “Plan Agent”). Each time a Participant purchases shares of Common Stock, the shares shall be credited to the Participant’s account and the Company shall record the shares on its Common Stock records. The Participant shall receive a written account statement from the Plan Agent following each purchase of shares. A Participant may vote all shares of Common Stock held in his or her account.

(e)     Restrictions on Shares Purchased under the Plan
Shares of Common Stock purchased under the Plan shall be restricted for a period of one year beginning on the Purchase Date and expiring upon the first anniversary of the Purchase Date (the “Restricted Period”). During the Restricted Period, the Participant may not sell, transfer, pledge, assign, or dispose of his or her shares of Common Stock in any way. During this period, the Plan Agent shall hold the Participant’s shares of Common Stock in the Participant’s account, but no share certificates shall be issued. However, a Participant may vote his or her shares of Common Stock during the Restricted Period and shall receive any dividends declared by the Board of Directors of the Company (the “Board”). The Participant shall own all of the shares in his or her account and none of the Participant’s shares of Common Stock shall be subject to forfeiture.

Following the expiration of the Restricted Period, the Participant’s shares of Common Stock shall remain in his or her account until the Participant requests, in writing to the Plan Agent, that the shares be transferred, that the shares be sold, that certificates be issued to the Participant, or that the Participant’s account be closed.

If an Eligible Agency closes its account, it may re-enroll in the Plan at any time it is eligible to participate by completing a new enrollment/purchase form. An Eligible Person may similarly re-enroll in the Plan, provided the Eligible Person complied with the enrollment procedures set forth in the Plan.

3.SHARES AVAILABLE UNDER THE PLAN

The maximum number of shares of Common Stock reserved for issuance under the Plan shall be 3,000,000 (three million), subject to adjustment as provided herein. The Company may make the shares available from authorized but unissued shares of Common Stock or authorized and issued shares of Common Stock held in the Company’s treasury, including shares purchased by the Company in the open market.

In the event that the Board determines that any stock dividend or other distribution, extraordinary cash dividend, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants, rights offering to purchase shares of Common Stock at a price substantially below fair market value, or other similar corporate transaction or event affects the Common Stock so

Exhibit 10.1
that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Board may, in its sole and absolute discretion, adjust any or all of the number and type of shares which may be available under the Plan.

4.DIVIDENDS; DIVIDEND REINVESTMENT

The Company pays dividends, as and when declared by the Board, to the record holders of shares of Common Stock. As the record holder of shares of Common Stock purchased under the Plan, a Participant shall receive dividends, if any, in cash for all shares registered in the Participant’s name on the record date. Such payment shall be made on the date that such dividend would be paid to the Company’s stockholders generally.

Any dividend payable in Common Stock or any split shares distributed by the Company on shares purchased under the Plan shall be deposited in the Participant’s account with the Plan Agent. Any shares received as the result of a stock split shall be subject to the same restrictions on transfer as the shares purchased under the Plan. Shares received as dividends shall not be subjected to any transfer restrictions.

Participants in the Plan are also eligible to participate in the Company’s dividend reinvestment plan pursuant to the terms and conditions of that plan. If a Participant elects to participate in the Company’s dividend reinvestment plan, the Participant shall be entitled to reinvest his or her dividends to purchase additional shares of Common Stock. There is no discount on the purchase price of shares under the Company’s dividend reinvestment plan. The transfer restrictions applicable to shares purchased under the Plan shall not apply to any shares purchased under the Company’s dividend reinvestment plan. Equiniti Trust Company d/b/a EQ Shareowner Services is the plan administrator of the Company’s dividend reinvestment plan. Information about the Company’s dividend reinvestment plan may be obtained from the Company or from EQ Shareowner Services.

5.OTHER STOCKHOLDER RIGHTS; INFORMATION REPORTING

If the Company has a rights offering, Participants in the Plan shall be entitled to participate based upon their total share holdings. Rights on shares of Common Stock purchased under the Plan and registered in the name of a Participant shall be mailed directly to that Participant in the same manner as to stockholders not participating in the Plan.

Each Participant in the Plan shall receive the Company’s annual and other periodic or quarterly reports issued to stockholders, notices of stockholder meetings, proxy statements, and Internal Revenue Service information for reporting dividends paid and income resulting from the discount on the purchase of Common Stock under the Plan.

Each Participant shall be entitled to vote the shares purchased under the Plan and registered in that Participant’s name on a record date for a meeting of stockholders. A Participant may vote in person or by proxy at any meeting of stockholders.

6.ADMINISTRATION OF THE PLAN, INQUIRIES, AND CORRESPONDENCE

The Plan shall be administered by the Salary and Employee Benefits Committee of the Board (the “Committee”) or its designee. The Committee shall have the authority, in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to:

•construe and interpret the Plan;

Exhibit 10.1
•make adjustments in response to changes in applicable laws, regulations, or accounting principles, or for any other reason;
•prescribe, amend, and rescind rules and regulations relating to the Plan and appoint such agents as it shall deem appropriate for the proper administration of the Plan, in accordance with Section 7 hereof; and
make all other determinations deemed necessary or advisable for the administration of the Plan.
Determinations of the Committee shall be final, conclusive, and binding on all persons, and the Committee will not be liable for any action or determination made in good faith with respect to the Plan.

The Committee shall engage the Plan Agent to perform custodial and record-keeping functions for the Plan, such as holding record title to the Participants’ shares, maintaining an individual investment account for each Participant, and providing periodic account status reports to each Participant.

All enrollment/purchase forms should be sent to the Company at the following address:
Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
Attention: Distribution Strategies

Completed enrollment/purchase forms for participants paying with electronic funds through ACH may be emailed to agentstockplan@selective.com.

Telephone inquiries may be directed to the Company at (973) 948-1990 or via email at agentstockplan@selective.com.

All share account inquiries and correspondence should be sent to:
EQ Shareowner Services P.O. Box 64854
St. Paul, Minnesota 55164-0854

Telephone inquiries may be directed to EQ Shareowner Services at (866) 877-6351 or inquiries may be made online at shareowneronline.com.

From time to time, Distribution Strategies may communicate other means by which Plan Participants can direct inquiries or complete enrollment and purchase forms.

The Company pays all of its administrative expenses related to the Plan. Plan Participants pay no brokers’ commissions or administrative or other charges for purchases of Common Stock under the Plan.

7.AMENDMENT OR TERMINATION OF THE PLAN

Either the Board or the Committee may amend, revise, suspend, or terminate the Plan at any time and in any respect whatsoever; provided, however, that stockholder approval shall be required for any such amendment if and to the extent such approval is required in order to comply with applicable law or any stock exchange listing requirement.

8.RIGHTS NOT TRANSFERABLE

Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution and are exercisable during the Participant’s lifetime only by the Participant.

Exhibit 10.1
9.RIGHT TO CONTINUED EMPLOYMENT OR AGENCY STATUS

Nothing in the Plan or any enrollment/purchase form shall confer an obligation on the Company or any Eligible Agency to employ or continue the employment or service of any Participant for any specified period of time and shall not lessen, affect, or interfere with the Company’s or any Eligible Agency’s right to terminate the employment or service of any such Participant at any time or for any reason not prohibited by law.

10.APPLICABLE OR GOVERNING LAW; SEVERABILITY

Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of New Jersey without reference to its principles of conflicts of law.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.